Exhibit 5(i)(A)

Cleary Gottlieb Steen & Hamilton llp

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NEW YORK • WASHINGTON, DC • PARIS • BRUSSELS
LONDON • MOSCOW • COLOGNE*
ROME • MILAN • HONG KONG • BEIJING
FRANKFURT AM MAIN

CHRISTOF VON DRYANDER
RECHTSANWALT
MEMBER OF THE DC BAR

THOMAS M. BUHL
RECHTSANWALT
AVOCAT AU BARREAU DE PARIS

DR. STEPHAN BARTHELMESS
RECHTSANWALT
MEMBER OF THE NEW YORK BAR

ANDRES DE LA CRUZ
ABOGADO (ARGENTINA)
ATTORNEY AT LAW (USA)
MEMBER OF THE BUENOS AIRES
AND NEW YORK BARS

WARD A. GREENBERG
ATTORNEY AT LAW (USA)
MEMBER OF THE NEW YORK BAR

DR. KLAUS RIEHMER
RECHTSANWALT

DR. GABRIELE APFELBACHER
RECHTSANWALTIN
MEMBER OF THE NEW YORK BAR

DR. THOMAS KOPP
RECHTSANWALT

DR. J.F. DANIEL WEYDE
RECHTSANWALT, STEUERBERATER
MEMBER OF THE NEW YORK BAR	DR. TILL MÜLLER-IBOLD
RECHTSANWALT
AVOCAT AU BARREAU DE BRUXELLES

DR. WERNER MEIER
RECHTSANWALT
MEMBER OF THE NEW YORK BAR

HANNO SPERLICH
RECHTSANWALT

COLOGNE

DR. WOLFGANG KNAPP
RECHTSANWALT
AVOCAT AU BARREAU DE BRUXELLES

PROF. DR. DIRK SCHROEDER
RECHTSANWALT

DR. JÜRGEN J. SIEGER

RECHTSANWALT

JOHN PALENBERG
ATTORNEY AT LAW (USA)
MEMBER OF THE NEW YORK BAR

DR. ROMINA POLLEY
RECHTSANWALTIN

DR. OLIVER SCHRODER
RECHTSANWALT

DR. MICHAEL BREMS
RECHTSANWALT
MEMBER OF THE NEW YORK BAR
February 7, 2008
Writer’s Direct Dial: +49 (69) 971 030
E-Mail: gapfelbacher@cgsh.com
Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich
Ladies and Gentlemen,
          We have acted as special German counsel to Qimonda AG, a corporation organized under the laws of the Federal Republic of Germany (“Qimonda”) and Qimonda Finance LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering of (i) unsecured debt securities of the Company convertible into registered ordinary shares of Qimonda (the “Convertible Bonds”) and (ii) a guarantee of Qimonda (the “Guarantee”) to be contained in the Company Indenture (as defined below) and issued in connection with the issuance of the Convertible Bonds.
          The Convertible Bonds and the Guarantee are to be issued under an indenture (the “Company Indenture”) to be entered into between Qimonda, the Company and Deutsche Bank Trust Company Americas (the “Trustee”).
          In arriving at the opinions expressed below, we have examined and relied on the following documents:
          (i) a current excerpt from the commercial register (Handelsregister) of Qimonda;
          (ii) a copy of the current Articles of Association (Satzung) of Qimonda;
* Cologne Office: +49 (221) 80040-0 Facsimile +49 (221) 80040-199

          (iii) a copy of the minutes of the annual shareholders’ meeting of Qimonda dated January 29, 2008 containing the authorization to issue the Convertible Bonds and to exclude, subject to certain requirements, the subscription rights of the shareholders of Qimonda with respect to the Convertible Bonds (the “Authorization”), and the creation of a conditional capital out of which the new shares to be delivered upon conversion of the Convertible Bonds shall be issued (the “Conditional Capital”);
          (iv) an executed copy of the resolution of the management board of Qimonda dated February 5, 2008 (the “First Resolution”) resolving, in principle, to issue the Convertible Bonds via the Company, and a draft of the resolution of the management board of Qimonda that is intended to be adopted in connection with the pricing of the Convertible Bonds by which, if adopted, the interest rate, the final issue size and the execution of all necessary transaction documents will be approved and the subscription rights of the shareholders of Qimonda will be excluded (the “Second Resolution”);
          (v) an executed copy of the resolution of the Investment Finance and Audit Committee of the supervisory board of Qimonda dated February 5, 2008 approving the First Resolution, and a draft of the protocol of the resolution of the Investment Finance and Audit Committee of the supervisory board of Qimonda intended to be adopted in connection with the pricing of the Convertible Bonds by which, if adopted, the Second Resolution will be approved (the “Pricing Approval”);
          (vii) a draft of the Company Indenture;
          (viii) a draft of a loan agreement by which the Company lends the issue proceeds to Qimonda (the “Loan Agreement”);
          (ix) a draft of an assignment agreement by which the Company assigns its payment claim under the Loan Agreement against Qimonda to holders of the Convertible Bonds as security for their payment claims under the Convertible Bonds (the “Assignment Agreement”);
          (x) a draft of the certificate representing the Convertible Bonds (the “Global Bond Certificate”);
          and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions stated herein. (The Indenture, the Loan Agreement, the Assignment Agreement and the Global Bond Certificate together, the “Agreements”).
          In rendering the opinions stated herein, we have assumed and have not independently verified that (i) each of the parties to the Agreements (other than Qimonda) has full power and authority and legal right to enter into the Agreements and that the Agreements have been duly authorized by all parties thereto other than Qimonda, (ii) each of the parties to the Agreements will duly execute the Agreements, (ii) each document that we have reviewed is accurate as to factual matters, (iii) all documents submitted to us as photocopies or facsimile copies conform to the originals thereof, (iv) the Company has not assigned, pledged, or otherwise encumbered the future claims against Qimonda for payment of principal under the Loan Agreement, (v) the loan amount to be received by Qimonda pursuant to the Loan Agreement will be transferred to a Euro-denominated account of Qimonda immediately upon receipt of the issue proceeds by the Company, and (vi) the signatures on all documents submitted to us are genuine.

          The opinions stated herein are limited to the laws of Germany effective as of the date hereof and we express no opinion to the effect of the laws of any other jurisdiction.
          Based upon and subject to the foregoing and to the further assumptions and qualifications set forth below, we are of the opinion that:
          1. Upon the Second Resolution being validly adopted by the management board of Qimonda and the Pricing Approval being validly adopted by the Investment Finance and Audit Committee of the supervisory board of Qimonda, the issuance of the Guarantee will be duly authorized by Qimonda and upon signing of the Indenture by persons with corporate power to legally represent and bind Qimonda, the Guarantee will be duly executed by Qimonda.
          2. When the conversion right of a holder of Convertible Bonds is validly exercised in accordance with the Company Indenture and the respective Convertible Bonds are converted into new shares issued out of Qimonda’s Conditional Capital as provided in the Company Indenture, such new shares will have been duly issued and fully paid and will be non-assessable.
          With respect to the foregoing opinion 2 we note the following:
          (a) We are not aware of any issuance of convertible bonds by a German stock corporation or its subsidiary denominated in any currency other than the legal currency of Germany. Based on the fact that the gross proceeds of the issuance of the Convertible Bonds will be lent to Qimonda in full and will be received by Qimonda in Euro as provided in the Wire Instructions, we believe that the amount to be thus received by Qimonda will retroactively be qualified as cash contribution to Qimonda upon conversion of the Convertible Bonds, and not be subject to the rules of the German Stock Corporation Act governing contributions in kind.
          (b) We note that several German district courts (Landgerichte) and one German court of appeals (Oberlandesgericht) in recent court decisions expressed the view that the shareholders’ resolution authorizing the management board to issue convertible bonds must specify the (initial) conversion price or at least the basis for its determination. While the Authorization specifies the basis for the determination of the (initial) conversion price to address the view expressed in these recent court decisions, in line with common market practice, it authorizes the management board, in its discretion, to include in the terms of the Convertible Bonds provisions regarding the adjustment of the conversion price or the conversion ratio upon the occurrence of (i) events that lead to a dilution of the economic value of the conversion rights and (ii) extraordinary events. The Authorization does not specify any details regarding the determination of the adjusted conversion price, except that in the case of (i) above, adjustments must be made in a manner that preserves the economic value of the conversion rights. We believe that it is not required that the Authorization contain a more detailed description of the events resulting in, and the mechanisms to be applied to the determination of, the adjusted conversion price. We are, however, not aware of any authority on point. In particular, the court decisions referred to in this paragraph (b) do not explicitly address this issue.
          (c) We note that, apart from an obiter dictum by a German court of appeals, there is no case law on the issue whether a German stock corporation may create conditional share capital for the purpose of issuing shares upon conversion of bonds issued by a subsidiary. Considering all circumstances of the transaction, including the affiliate relationship between the Company and Qimonda, Qimonda’s financing interests regarding the issuance of the Convertible Bonds, the Loan Agreement and the Assignment Agreement, and considering the views expressed by legal scholars and a German court of appeals, it is, however, our view that, upon receipt of a duly executed subscription certificate and of the Convertible Bonds to be converted, Qimonda may issue new shares from its conditional capital.
          The foregoing opinions are subject to the following qualifications:
          Insofar as the opinions expressed above relate to the validity, binding effect or enforceability of any agreement or instrument, such opinions are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) or other similar laws affecting creditors’ rights generally.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5(i)(A) to the Registration Statement and the use of our name in the Prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
Sincerely,

CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Dr. Gabriele Apfelbacher
Dr. Gabriele Apfelbacher, a Partner

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